Exhibit 21

NAVISTAR FINANCIAL CORPORATION
AND SUBSIDIARIES
----------------------------------
SUBSIDIARIES OF THE REGISTRANT
AS OF OCTOBER 31, 2005
STATE OR COUNTRY IN WHICH SUBSIDIARY ORGANIZED

Subsidiaries that are 100% owned by Navistar
Financial Corporation:
Navistar Financial Retail Receivables Corporation	Delaware
Navistar Financial Securities Corporation	Delaware
Truck Engine Receivables Financing Co	Delaware
Truck Retail Accounts Corporation	Delaware
Truck Retail Instalment Paper Corp	Delaware
International Truck Leasing Corporation	Delaware

Subsidiaries not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

E-432